                                                                    Exhibit 4.18
                                                                  EXECUTION COPY

                              CONSENT TO ASSIGNMENT

                  THIS CONSENT TO ASSIGNMENT (this "Consent") is executed as of this 10th day of November, 1999, by Willbros Group, Inc., a Panama corporation (the "Consenting Party"), TENASKA GEORGIA PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and THE CHASE MANHATTAN BANK, as collateral agent (together with its successors in such capacity, the "Collateral Agent"), for the benefit of the Senior Parties (as defined below).

                                    RECITALS

                  WHEREAS, the Partnership intends to develop, construct, lease, operate, maintain and finance a 936 megawatt ("MW") (nominal summer rating) natural gas-fired simple-cycle electric generating plant (the "Facility" and, together with the Project Documents, governmental approvals relating to the Facility or the Project Documents and any other item relating to the Facility, including any improvements to, and the operation of, the Facility and all activities related thereto, the "Project") to be located in Heard County, Georgia;

                  WHEREAS, the Partnership intends to finance the development, construction and start-up of the Project, through the issuance of certain bonds (the "BONDS") pursuant to a trust indenture, dated as of November 1, 1999 between the Partnership and The Chase Manhattan Bank, as Trustee (the "INDENTURE");

                  WHEREAS, the Project will be owned by the Development Authority of Heard County, Georgia, a public corporation created and existing under the laws of the State of Georgia (the "Authority"), and will be leased to the Partnership pursuant to a Lease Agreement dated as of November 1, 1999 between the Authority and the Partnership;

                  WHEREAS, the Authority will issue its Industrial Development Bonds (the "DAHC Bonds") pursuant to an Indenture, dated as of November 1, 1999 between the Authority and The Chase Manhattan Bank, as DAHC Trustee;

                  WHEREAS, the DAHC Bonds will be purchased by the Partnership and pledged to the Collateral Agent, along with certain assets of the Partnership including its rights under the Lease Agreement, to secure the obligations of the Partnership under the Bonds;

                  WHEREAS, in addition to the DAHC Bonds and related collateral, all obligations of the Partnership with respect to the Bonds, and any other agreements evidencing senior debt of the Partnership (collectively, the "Financing Documents") to the Trustee, the Collateral Agent, each successor thereto and each other person that becomes a secured party under any Financing Document (collectively, the "Senior Parties") will be secured by a certain Security Agreement, Pledge Agreements, Collateral Agency Agreement, Deed to Secured Debt, Security Agreement and Assignment of Rents and Leases, each Third Party Consent and any other document providing for any lien, pledge, encumbrance, mortgage or security interest (collectively, the "Security Documents");

                  WHEREAS, the Senior Parties, the Authority, and the Partnership have entered into the Collateral Agency and Intercreditor Agreement (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, the "Collateral Agency Agreement") to set forth their mutual understanding with respect to (a) the exercise of certain rights, remedies and options by the respective parties thereto under the above described documents, (b) the priority of their respective security interests created by the Security Documents, and (c) the appointment of the Collateral Agent as collateral agent.

         WHEREAS, Tenaska Georgia Partners, L.P. and Willbros Engineers, Inc., a Delaware corporation, have entered into an Engineering, Procurement and Construction Agreement dated as of September 23, 1999, (as amended, supplemented or otherwise modified from time to time, the "EPC Agreement");

         WHEREAS, the Consenting Party has entered into a Guaranty of Obligation, dated September 23, 1999, in favor of the Partnership, pursuant to which the Consenting Party has agreed, INTER ALIA, to guarantee the full and timely performance of all of the Contractor's obligations under the EPC Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Assigned Agreement");

                  WHEREAS, it is a condition precedent to the issuance of the Bonds and the other Financing Documents that the Consenting Party execute and deliver this Consent for the benefit of the Senior Parties;

                  NOW, THEREFORE, as an inducement to the Senior Parties to enter into the Financing Documents, and in consideration of good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Consenting Party hereby agrees as follows:

         1. CONSENT TO ASSIGNMENT. Subject to compliance by Collateral Agent with Section 2 hereof, the Consenting Party (a) consents in all respects to the pledge and assignment, for collateral security purposes, to the Collateral Agent of all of Partnership's right, title and interest in, to and under the Assigned Agreement and (b) acknowledges the right, but not the obligation, of the Collateral Agent, in the exercise of the Collateral Agent's rights and remedies under the Security Documents and to exercise all rights of Partnership in accordance with the Assigned Agreement.

         2. PERFORMANCE BY THE CONSENTING PARTY AND EXERCISE OF COLLATERAL AGENT'S RIGHTS UNDER SECURITY DOCUMENTS. (a) The Consenting Party agrees that, if the Collateral Agent shall notify the Consenting Party that an event of default under any of the Financing Documents has occurred and is continuing and that the Collateral Agent has exercised its rights (a) to have itself or its designee substituted for the Partnership under the Assigned Agreement or

(b) to sell, assign, transfer or otherwise dispose of the Assigned Agreement to a person, then the Collateral Agent, the Collateral Agent's designee or such person (each, a "Substitute Owner") shall be substituted for the Partnership under the Assigned Agreement and that, in such event, the Consenting Party will continue to perform its obligations under the Assigned Agreement in favor of the Substitute Owner, provided that Willbros Engineers, Inc. is timely paid under the EPC Agreement.

                  (b) (i) The Consenting Party will not, without the prior written consent of the Collateral Agent, enter into any consensual cancellation or termination of the Assigned Agreement.

                  (ii) The Consenting Party will not without prior written notice to the Collateral Agent assign or otherwise transfer, except by subcontracts in the ordinary course, any of its right, title and interest in the Assigned Agreement.

                  (c) In the event that the Assigned Agreement is terminated as a result of any bankruptcy or insolvency proceeding affecting the Partnership, the Consenting Party will, at the option of the Collateral Agent enter into a new agreement with the Collateral Agent (or its transferee or other nominee that owns or leases the Project) having terms the same as the terms of the Assigned Agreement.

                  (d) The Consenting Party shall perform and comply with all material terms and provisions of the Assigned Agreement to be performed or complied with by it and shall maintain the Assigned Agreement in full force and effect in accordance with its terms. The Consenting Party agrees to deliver to the Collateral Agent, concurrently with the delivery thereof to the Partnership, a copy of each notice request or demand given by the Consenting Party pursuant to the Assigned Agreement.

         3. NO LIABILITY. The Consenting Party acknowledges and agrees that neither the Collateral Agent, the Collateral Agent's designee nor the Senior Parties shall have any liability or obligation under the Assigned Agreement as a result of this Consent, the Security Documents or otherwise.

         4. NO MODIFICATION OF THE CONSENTING PARTY'S RIGHTS. The parties hereto acknowledge and agree that neither the execution of this Consent nor any actions taken by the Consenting Party hereunder (including any forbearance of the Consenting Party as against Collateral Agent) shall in any way, limit, modify or otherwise affect the Consenting Party's rights or remedies under the Assigned Agreement or otherwise.

         5. NO DEFAULTS, AMENDMENTS OR ASSIGNMENTS. The Consenting Party acknowledges that, to the best of its knowledge, as of the date of execution of this Consent, (a) neither party to the Assigned Agreement is in default of any of its respective obligations thereunder, (b) the Assigned Agreement has not been amended, modified or supplemented in any manner and (c) other than as contemplated hereby in favor of Collateral Agent, the Consenting Party has no notice of, and has not consented to, any previous assignment of all or any part of the rights of either party under the Assigned Agreement. The statements made by the Consenting Party pursuant to this Section 5 are as of the date of this Consent and the Consenting Party shall have no continuing obligation to notify Collateral Agent of the occurrence of events or circumstances which would render such statements inaccurate or untrue.

         6. CONSENTS AND APPROVALS. The Consenting Party represents and warrants as of the date of this Consent that no consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any person, board or body, public or private (collectively, the "Approvals"), is required to be obtained by the Consenting Party in connection with the execution, delivery or performance of the Assigned Agreement or the consummation of the transactions contemplated thereunder.

         7. PAYMENTS. The Consenting Party will pay all amounts, if any, payable by it under the Assigned Agreement, in the manner required by the Assigned Agreement. All payments required to be made by the Consenting Party under the Assigned Agreement shall be made without any offset, recoupment, abatement, withholding, reduction or defense whatsoever, except as permitted under the Assigned Agreement.

         8. TERMINATION. (a) The Consenting Party's obligations hereunder are absolute and unconditional, and the Consenting Party has no right, and shall have no right, to terminate this Consent or to be released, relieved or discharged from any obligation or liability hereunder until all obligations under the Financing Documents have been satisfied in full, notice of which shall be provided by the Collateral Agent or upon termination of the Assigned Agreement.

                  (b) The Consenting Party hereby acknowledges that the Partnership may from time to time obtain refinancing for the Project (including privately or publicly placed bonds or notes), and the Consenting Party agrees that it will promptly upon request execute in favor of the lenders providing such refinancing a consent to assignment containing terms and conditions similar to those terms and conditions contained in this Consent.

         9.       MISCELLANEOUS.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall refer on their face to the Assigned Agreement (although failure to so refer shall not render any such notice of communication ineffective), shall be sent by first class mail, by personal delivery or by a nationally recognized courier service, and shall be directed as follows:

                  If to the Consenting Party:

                           Willbros Group, Inc.
                           c/o Willbros USA, Inc.
                           600 Willbros Place
                           2431 East 61st Street
                           Tulsa, Oklahoma  74136

                           Attention:  John Hove
                           Telephone:  (918) 748-7054
                           Fax:  (918) 748-7026

                  If to Partnership:

                           Tenaska Georgia Partners, L.P.
                           1044 North 115th Street, Suite 400
                           Omaha, Nebraska  68154
                           Attention:  Michael F. Lawler
                           Telephone:  (402) 691-9500
                           Fax:  (402) 691-9550

                  If to the Collateral Agent:

                           The Chase Manhattan Bank
                           Capital Markets Fiduciary Services
                           450 West 33rd Street, 15th Floor
                           New York, New York 10001

                           Attention:  Annette M. Marsula
                           Telephone:  (212) 946-7557
                           Fax:  (212) 946-8178

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

                  (b) GOVERNING LAW. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                  (c) COUNTERPARTS. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  (d) HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

                  (e) AMENDMENT; WAIVER. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the parties hereto.

                  (f) SUCCESSORS AND ASSIGNS. This Consent may not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Consent shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties, their designees and their respective permitted successors and assigns.

                  (g) FURTHER ASSURANCES. The parties hereto hereby agree to execute and deliver all such instruments and take all such actions as may be reasonably necessary to effectuate fully the purposes of this Consent.

                  (h) NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which either party hereto would otherwise have.

                  (i) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS CONSENT; PROVIDED THAT, THIS WAIVER SHALL NOT APPLY TO ANY ACTION, PROCEEDING OR COUNTERCLAIM SOLELY ARISING OUT OF OR BASED, IN ANY WAY, UPON THE ASSIGNED AGREEMENT.

                  IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE CHASE MANHATTAN BANK                     Willbros Group, Inc.
as Collateral Agent

By: /s/ ANNETTE M. MARSULA                   By: /s/ MELVIN F. SPREITZER
Name: ANNETTE M. MARSULA                     Name: MELVIN F. SPREITZER
Title: ASSISTANT VICE PRESIDENT              Title: EXECUTIVE VICE PRESIDENT
Date:                                        Date: NOVEMBER 2, 1999

TENASKA GEORGIA PARTNERS, L.P.
by Tenaska Georgia, Inc.

By: /s/ MICHAEL F. LAWLER
Name: MICHAEL F. LAWLER
Title:  VICE PRESIDENT OF FINANCE & TREASURER
Date: